MAN LONG SHORT FUND

CODE OF ETHICS
FOR
PRINCIPAL EXECUTIVE OFFICER AND
PRINCIPAL FINANCIAL OFFICER

I.	Covered Officers/Purpose of the Code

This code of ethics (the “Code”) for the Man Long Short Fund (the “Fund”) applies to the Fund’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer owes a duty to the Fund to adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Fund.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Fund.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act.  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund.  The Fund's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser of which the Covered Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions which will have different effects on the adviser and the Fund.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.  In addition, it is recognized by the Fund’s Board of Trustees (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act.  In reading the following examples of conflicts of interest under the Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario.  It follows that the overarching principle – that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund – should be the guiding principle in all circumstances.

Each Covered Officer must:

•
not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund;

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to profit personally or cause others to profit, by the market effect of such transactions;

•	not retaliate against any employee or Covered Officer for reports of potential violations of law that are made in good faith.

There are some conflict of interest situations that should always be discussed with the Fund’s Chief Legal Officer if material.  Examples of these include:

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his responsibilities with the Fund;

•	service as a director on the board (or equivalent position) of any public or private company;

•	the receipt of any non-nominal gifts in excess of $100;

•
the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•
any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

•
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure

•	Each Covered Officer must familiarize himself with the disclosure requirements applicable to the Fund’s disclosure controls and procedures;

•
each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Trustees and auditors, and to governmental regulators and self-regulatory organizations; and

•
each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the adviser and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Fund.

IV.	Compliance

It is the responsibility of each Covered Officer to promote adherence with the standards and restrictions imposed by applicable laws, rules and regulations.

V.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code, affirm in writing to the Board that he has received, read, and understands the Code.

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code.

•	report at least annually, in the format required by the Fund’s annual Trustees’ Questionnaire, affiliations and potential conflicts as set forth in the Trustees’ Questionnaire.

•	notify the Fund’s Chief Legal Officer and the Chairman of the Fund’s Audit Committee promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Funds’ Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.1  However, approvals, interpretations, or waivers sought by the Principal Executive Officer will be considered by the Audit Committee and the Board.

The Fund will follow these procedures in investigating and enforcing this Code:

•	the Fund’s Chief Legal Officer will take all appropriate action to investigate any violations and potential violations reported to it;

•	violations will be reported to the Audit Committee after such investigation;

•
if the Audit Committee determines that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or recommending dismissal of the Covered Officer.

•	the Audit Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.	Other Policies and Procedures

The Fund’s and its investment adviser’s codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII.	Amendments

This Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Board, including a majority of independent Trustees.

VIII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, the Board, their respective counsel, and the Fund’s investment adviser and its counsel.

1
The Fund’s Chief Legal Officer is authorized to consult, as appropriate, with the chair of the Fund’s Audit Committee, counsel to the Fund and counsel, if any, to the Independent Trustees, and is encouraged to do so.

X.	Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Exhibit A

Persons Covered by this Code of Ethics

Jordan Allen - Principal Executive Officer
Dahlila Crespo - Principal Financial Officer

CODE OF ETHICS
FOR PRINCIPAL EXECUTIVE,
PRINCIPAL FINANCIAL AND
PRINCIPAL ACCOUNTING OFFICER

CERTIFICATE OF COMPLIANCE

As a “Covered Officer”, as defined in the Code of Ethics For Principal Executive and Principal Financial Officers of Man Long Short Fund (the “Code”), I hereby certify that I have received and have read and fully understand the Code, and I recognize that I am subject to the Code. I further certify that I will comply with the requirements of the Code.

/s/ Jordan Allen

Name: Jordan Allen

Title: Principal Executive Officer

Date: 4/23/12

CODE OF ETHICS
FOR PRINCIPAL EXECUTIVE,
PRINCIPAL FINANCIAL AND
PRINCIPAL ACCOUNTING OFFICER

CERTIFICATE OF COMPLIANCE

As a “Covered Officer”, as defined in the Code of Ethics For Principal Executive and Principal Financial Officers of Man Long Short Fund (the “Code”), I hereby certify that I have received and have read and fully understand the Code, and I recognize that I am subject to the Code. I further certify that I will comply with the requirements of the Code.

/s/ Dahlila Crespo

Name: Dahlila Crespo

Title: Principal Financial Officer

Date: 4/30/12

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